Exhibit 3.24

RESTATED ARTICLES OF INCORPORATION

OF

THE QUADRANT CORPORATION

ARTICLE I

The name of this corporation shall be

THE QUADRANT CORPORATION

ARTICLE II

This corporation shall have perpetual existence.

ARTICLE III

The purposes for which this corporation is organized are any and all lawful purposes for which this corporation may lawfully be organized.

ARTICLE IV

The aggregate number of shares which the corporation shall have authority to issue is one thousand (1,000), each of which shall have a par value of six dollars and eighty cents ($6.80).

ARTICLE V

The amount of paid-in capital with which this corporation will begin business is $500.

ARTICLE VI

The shareholders shall have the power to adopt, alter, amend or repeal bylaws, and the Board of Directors shall have the same power except with respect to bylaws for which shareholder approval is required by law.

ARTICLE VII

The address of the registered office and the name of the registered agent are:

Don Folsom

The Quadrant Corporation

N.E. 8th at 112th

Bellevue, Washington 98004

ARTICLE VIII

The names and addresses of the directors are:

James W. Creighton, Jr.	Bellevue, Washington
Thomas H. McCracken	Seattle, Washington

EXECUTED at Bellevue, Washington, June 30, 1977.

/s/ Thomas H. McCracken
Thomas H. McCracken, President
The Quadrant Corporation

/s/ Alan P. Vandevert
Alan P. Vandevert, Secretary
The Quadrant Corporation

THOMAS H. MCCRACKEN, being first duly sworn, on oath deposes and says:

1. That he is President of The Quadrant Corporation, a Washington corporation.

2. That he has been authorized by a resolution of the Board of Directors of said corporation, dated June 23, 1977, to execute Restated Articles of Incorporation under the provision of Chapter 23A.16, Revised Code of Washington.

3. That the Restated Articles of Incorporation as herein-above set forth do correctly set forth the text of the Articles of Incorporation of said corporation as amended and supplemented to the effective date hereof.

4. That the said Restated Articles of Incorporation supersede and take the place of the theretofore existing Articles of Incorporation and amendments thereto of said corporation.

/s/ Thomas H. McCracken

ALAN P. VANDEVERT, being first duly sworn, on oath deposes and says:

1. That he is the Secretary of The Quadrant Corporation, a Washington corporation.

2. That he has been authorized by a resolution of the Board of Directors of said corporation, dated June 23, 1977, to execute Restated Articles of Incorporation under the provision of Chapter 23A.16, Revised Code of Washington.

3. That the Restated Articles of Incorporation as herein-above set forth do correctly set forth the text of the Articles of Incorporation of said corporation as amended and supplemented to the effective date hereof.

4. That the said Restated Articles of Incorporation supersede and take the place of the theretofore existing Articles of Incorporation and amendments thereto of said corporation.

/s/ Alan P. Vandevert

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

I, Joyce E. Hubbard, a notary public, do hereby certify that on this 30th day of June, 1977, personally appeared before me Thomas H. McCracken and Alan P. Vandevert, who, being by me first duly sworn, declared that they are the President and Secretary, respectively, of The Quadrant Corporation, that they signed the foregoing document as officers of the corporation, and that the statements therein contained are true.

/s/ Joyce E. Hubbard
Notary Public in and for the State of Washington, residing at Tacoma.